Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2025

- Achieves $98 Million Cumulative Inventory Reduction in First Nine Months of Fiscal 2026 -
- Increases Inventory Reduction Target for Fiscal 2026 to $150 Million
(from $100+ Million Previously) -
- Updates Modeling Assumptions for Fiscal 2026 -
West Fargo, ND – November 25, 2025 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2025.
"Our third quarter results demonstrate continued progress on our inventory optimization initiatives, with cumulative inventory reductions of $98 million through the first nine months of the fiscal year, positioning us to increase our reduction target from $100 million up to $150 million for the full year fiscal 2026," stated Bryan Knutson, Titan's President and Chief Executive Officer. "Equipment margins beat expectations for the quarter driven by a more favorable sales mix and our improved inventory position, though we expect margins to moderate a bit in the fourth quarter as we look to continue our inventory optimization efforts. Additionally, as part of our broader footprint optimization strategy, we made select divestitures both domestically and in Germany, allowing us to focus our resources in markets where we can better leverage our operational expertise while delivering improved returns for our shareholders. Despite a challenging environment for the agriculture industry, our parts and service businesses continue to provide critical stability — keeping us closely engaged with our customers. We remain focused on positioning the business to emerge from this cycle stronger and better prepared for improved market conditions."
Fiscal 2026 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2026, revenue was $644.5 million compared to $679.8 million in the third quarter last year. Equipment revenue was $459.9 million for the third quarter of fiscal 2026, compared to $495.1 million in the third quarter last year. Parts revenue was $122.3 million for the third quarter of fiscal 2026, compared to $121.1 million in the third quarter last year. Service revenue was $48.9 million for the third quarter of fiscal 2026, compared to $51.1 million in the third quarter last year. Rental and other revenue was $13.3 million for the third quarter of fiscal 2026, compared to $12.5 million in the third quarter last year.
Gross profit for the third quarter of fiscal 2026 was $111.0 million, compared to $110.5 million in the third quarter last year. The Company's gross profit margin was 17.2% in the third quarter of fiscal 2026, compared to 16.3% in the third quarter last year. The third quarter of fiscal 2026 included a partial accrual for expected benefits related to manufacturer incentive plans of $3.7 million; there were no related accruals in the prior year comparative period.
Operating expenses were $100.5 million for the third quarter of fiscal 2026, compared to $98.8 million in the third quarter last year. Operating expense as a percentage of revenue was 15.6% for the third quarter of fiscal 2026, compared to 14.5% of revenue in the third quarter last year.
Floorplan interest expense and other interest expense was $10.9 million in the third quarter of fiscal 2026, compared to $14.3 million for the same period last year. Floorplan interest expense decreased in the third quarter of fiscal 2026 compared to the same period last year due to lower interest-bearing inventory levels.

In the third quarter of fiscal 2026, net income was $1.2 million, with earnings per diluted share of $0.05, compared to net income of $1.7 million, with earnings per diluted share of $0.07, for the same period last year.
EBITDA in the second quarter of fiscal 2026 was $23.4 million, compared to $24.7 million in the third quarter last year.
Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2026 was $420.9 million, compared to $482.0 million in the third quarter last year, reflecting a same-store sales decrease of 12.3%. The revenue decrease resulted from a softening of demand for equipment, driven by lower commodity prices and sustained high interest rates, both of which are reducing farmer profitability. Pre-tax income for the third quarter of fiscal 2026 was $6.1 million, which includes the aforementioned $3.7 million accrual for benefits from manufacturer incentives, compared to $1.8 million of pre-tax income in the third quarter last year.
Construction Segment - Revenue for the third quarter of fiscal 2026 was $76.7 million, compared to $85.3 million in the third quarter last year, reflecting a same-store sales decrease of 10.1%. The decrease was driven by lower equipment sales. Pre-tax loss for the third quarter of fiscal 2026 was $1.7 million, compared to $0.9 million in the third quarter last year.
Europe Segment - Revenue for the third quarter of fiscal 2026 was $117.0 million, compared to $62.4 million in the third quarter last year, which includes a $6.1 million positive impact related to foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue increased $48.5 million, or 77.8%, largely driven by European Union stimulus programs in Romania. Pre-tax income for the third quarter of fiscal 2026 was $3.5 million, compared to pre-tax loss of $1.2 million in the third quarter last year.
Australia Segment - Revenue for the third quarter of fiscal 2026 was $29.9 million, compared to $50.1 million in the third quarter last year, which includes a $0.6 million negative impact related to foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue decreased $19.6 million or 39.1%. The decrease was driven by the normalization of sprayer deliveries in fiscal 2026 after having caught up on a multi-year backlog of deliveries during fiscal 2025. Pre-tax loss for the third quarter of fiscal 2026 was $3.8 million, compared to $0.3 million in the third quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the third quarter of fiscal 2026 was $48.8 million. Total inventories decreased by $97.9 million to $1.0 billion as of third quarter end, as compared to January 31, 2025. Equipment inventories decreased by $96.9 million in the year-to-date period ended October 31, 2025. Outstanding floorplan payables were $739.6 million on $1.5 billion total available floorplan and working capital lines of credit as of October 31, 2025, compared to $755.7 million outstanding floorplan payables as of January 31, 2025.
For the nine months ended October 31, 2025, the Company's net cash provided by operating activities was $83.9 million, compared to net cash used for operating activities of $56.2 million for the nine months ended October 31, 2024. The change in cash from operating activities was primarily attributable to changes in inventory and a changing mix in floorplan financing, which was partially offset by a decrease in net income for the first nine months of fiscal 2026 compared to the prior year period.

Additional Management Commentary
Mr. Knutson continued, “Equipment margins in the third quarter were stronger than previously anticipated and this improvement has been reflected in our updated guidance. However, this improvement is being offset by an anticipated recognition of a non-cash valuation allowance that is expected to be recognized in the fourth quarter and result in an increase in our tax expense by approximately ($0.35) to ($0.45) per share, reflecting a variable that was not considered in our previous assumptions. We are also updating our segment revenue expectations to reflect year-to-date performance as we head into the final quarter of the fiscal year. This updated outlook reflects what we've been able to accomplish in a challenging demand environment, despite industry volumes below prior downturn levels. I am pleased that we've made significant progress on our inventory reduction initiatives as well as our footprint optimization, all of which position the business for improved performance as we move into fiscal 2027.”
Fiscal 2026 Modeling Assumptions
The following are the Company's current expectations for fiscal 2026 modeling assumptions:

	Previous Assumptions	Current Assumptions
Segment Revenue (1)
Agriculture	Down 15% - Down 20%	Down 15% - Down 20%
Construction	Down 3% - Down 8%	Down 5% - Down 10%
Europe	Up 30% - Up 40%	Up 35% - Up 40%
Australia	Down 20% - Down 25%	Down 20% - Down 25%

Adjusted Diluted Loss Per Share (2)(3)	($1.50) - ($2.00)	($1.50) - ($2.00)
(1) Includes the full year impact of the Farmers Implement and Irrigation and Bellevue Machinery acquisitions, which closed in May 2025 and October 2025, respectively, which are partially offset by the divestitures of our Great Falls, Moses Lake, and Marshall, MO locations in August, September, and October 2025, respectfully.
(2) Includes the anticipated recognition of a non-cash valuation allowance on the Company's deferred tax assets within its Domestic business that was not previously forecasted, which is now expected to be recognized in the fourth quarter of fiscal 2026. The estimated impact is ($0.35) to ($0.45) per share and is not expected to be adjusted out of the Company's presentation of Adjusted Diluted Loss Per Share.
(3) Excludes an estimated loss on the Germany divestitures with an estimated impact of ($0.10) to ($0.15) per share.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, November 25, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13756235.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures and Adjusted Diluted Earnings (Loss) per Share.
This press release and the attached financial tables contain a reconciliation of certain non-GAAP financial measures as defined under SEC rules. As required by Securities and Exchange Commission (“SEC”) rules, the Company has provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure in the schedule included in this press release, other than Adjusted Diluted Loss per Share for Fiscal 2026. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of any adjusted financial measures used in this release to their most directly comparable GAAP financial measures. The reconciliation is attached to this release. The table included in the Non-GAAP Reconciliations section reconcile EBITDA and adjusted EBITDA and Adjusted Diluted (Loss) Earnings per Share for the periods presented, to their respective most directly comparable GAAP financial measures. A reconciliation of Adjusted Diluted Loss Per Share for fiscal 2026 is not available without unreasonable effort due to the variability and low visibility of factors that may impact comparable GAAP measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Nebraska, North Dakota, South Dakota , Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2026, statements regarding the Company's ability to reduce inventory levels and enhance profitability and the impact of recent divestitures, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan’s filings with the SEC. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2025	January 31, 2025
Assets
Current Assets
Cash	$48,790	$35,898
Receivables, net of allowance for expected credit losses	146,732	119,814
Inventories, net	1,010,734	1,108,672
Prepaid expenses and other	21,844	28,244
Total current assets	1,228,100	1,292,628
Noncurrent Assets
Property and equipment, net of accumulated depreciation	371,657	379,690
Operating lease assets	47,674	27,935
Deferred income taxes	8,901	2,552
Goodwill	63,906	61,246
Intangible assets, net of accumulated amortization	48,448	48,306
Other	674	1,581
Total noncurrent assets	541,260	521,310
Total Assets	$1,769,360	$1,813,938

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$46,290	$37,166
Floorplan payable	739,617	755,698
Current maturities of long-term debt	21,804	10,920
Current operating lease liabilities	4,207	5,747
Deferred revenue	24,130	91,933
Accrued expenses and other	68,007	59,492
Total current liabilities	904,055	960,956
Long-Term Liabilities
Long-term debt, less current maturities	154,780	157,767
Operating lease liabilities	45,799	25,588
Finance lease liabilities	39,642	44,894
Deferred income taxes	7,380	8,818
Other long-term liabilities	5,078	1,838
Total long-term liabilities	252,679	238,905
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	265,608	262,097
Retained earnings	342,308	360,314
Accumulated other comprehensive income (loss)	4,710	(8,334)
Total stockholders' equity	612,626	614,077
Total Liabilities and Stockholders' Equity	$1,769,360	$1,813,938

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Revenue
Equipment	$459,912	$495,147	$1,273,014	$1,428,469
Parts	122,342	121,086	337,193	339,118
Service	48,944	51,122	141,761	143,468
Rental and other	13,312	12,469	33,305	31,145
Total Revenue	644,510	679,824	1,785,273	1,942,200
Cost of Revenue
Equipment	422,448	458,345	1,181,203	1,292,821
Parts	83,564	83,542	231,217	230,932
Service	17,678	17,833	51,767	50,753
Rental and other	9,804	9,610	25,489	23,068
Total Cost of Revenue	533,494	569,330	1,489,676	1,597,574
Gross Profit	111,016	110,494	295,597	344,626
Operating Expenses	100,474	98,773	289,539	293,087
Impairment of Goodwill	—	—	—	531
Impairment of Intangible and Long-Lived Assets	238	264	827	1,206
Income (Loss) from Operations	10,304	11,457	5,231	49,802
Other Income (Expense)
Interest and other income (expense)	3,442	3,097	5,591	(4,239)
Floorplan interest expense	(6,183)	(9,993)	(19,521)	(26,275)
Other interest expense	(4,755)	(4,286)	(14,011)	(10,479)
Income (Loss) Before Income Taxes	2,808	275	(22,710)	8,809
Provision (Benefit) for Income Taxes	1,610	(1,438)	(4,704)	1,959
Net Income (Loss)	$1,198	$1,713	$(18,006)	$6,850

Diluted Earnings (Loss) per Share	$0.05	$0.07	$(0.79)	$0.30
Diluted Weighted Average Common Shares	22,780	22,631	22,737	22,599

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2025	2024
Operating Activities
Net (loss) income	$(18,006)	$6,850
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	28,175	28,687
Impairment	827	1,737
Sale-leaseback financing expense	—	11,159
Other, net	(6,996)	2,429
Changes in assets and liabilities, net of effects of acquisitions
Inventories	120,020	(114,485)
Manufacturer floorplan payable	24,819	78,714
Receivables	(19,044)	12,541
Other working capital	(45,911)	(83,827)
Net Cash Provided by (Used for) Operating Activities	83,884	(56,195)
Investing Activities
Property and equipment purchases	(18,389)	(30,798)
Proceeds from sale of property and equipment	4,777	1,490
Acquisition consideration, net of cash acquired	(13,370)	(260)
Proceeds from business divestitures, net	9,143	—
Other, net	813	129
Net Cash Used for Investing Activities	(17,026)	(29,439)
Financing Activities
Net change in non-manufacturer floorplan payable	(56,213)	77,990
Net proceeds/(payments) from long-term debt and finance leases	1,259	(2,308)
Other, net	(776)	(4,714)
Net Cash (Used for) Provided by Financing Activities	(55,730)	70,968
Effect of Exchange Rate Changes on Cash	1,764	20
Net Change in Cash	12,892	(14,646)
Cash at Beginning of Period	35,898	38,066
Cash at End of Period	$48,790	$23,420

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2025	2024	% Change	2025	2024	% Change
Revenue
Agriculture	$420,941	$482,022	(12.7)%	$1,151,082	$1,353,744	(15.0)%
Construction	76,701	85,285	(10.1)%	220,817	236,971	(6.8)%
Europe	117,012	62,382	87.6%	308,987	195,633	57.9%
Australia	29,856	50,135	(40.4)%	104,387	155,852	(33.0)%
Total	$644,510	$679,824	(5.2)%	$1,785,273	$1,942,200	(8.1)%

Income (Loss) Before Income Taxes
Agriculture	$6,109	$1,846	230.9%	$(18,966)	$15,556	(221.9)%
Construction	(1,715)	(941)	82.3%	(7,110)	(5,566)	27.7%
Europe	3,516	(1,195)	n/m	13,373	(2,115)	n/m
Australia	(3,770)	(298)	n/m	(6,438)	578	n/m
Segment Income (Loss) Before Income Taxes	4,140	(588)	n/m	(19,141)	8,453	n/m
Shared Resources	(1,332)	863	n/m	(3,569)	356	n/m
Total	$2,808	$275	n/m	$(22,710)	$8,809	n/m
*n/m = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2025	2024	2025	2024
Adjusted Diluted Earnings (Loss) Per Share
Diluted Earnings (Loss) Per Share	$0.05	$0.07	$(0.79)	$0.30
Adjustments
Impact of sale-leaseback financing expense (1)	—	—	—	0.48
Total Pre-Tax Adjustments	—	—	—	0.48
Less: Tax Effect of Adjustments (2)	—	—	—	(0.12)
Total Adjustments	—	—	—	0.36
Adjusted Diluted Earnings (Loss) Per Share	$0.05	$0.07	$(0.79)	$0.66

EBITDA
Net Income (Loss)	$1,198	$1,713	$(18,006)	$6,850
Adjustments
Interest expense, net of interest income	4,531	4,139	13,365	10,119
Floorplan interest expense	6,183	9,993	19,521	26,275
Provision (Benefit) for Income Taxes	1,610	(1,438)	(4,704)	1,959
Depreciation and amortization	9,846	10,274	28,175	28,687
EBITDA	23,368	24,681	38,351	73,890
Adjustments
Floorplan interest expense	(6,183)	(9,993)	(19,521)	(26,275)
Impact of sale-leaseback financing expense (1)	—	—	—	11,159
Total Adjustments	(6,183)	(9,993)	(19,521)	(15,116)
Adjusted EBITDA	$17,185	$14,688	$18,830	$58,774
(1) Accounting impact of a non-cash, sale-leaseback financing expense related to the Company's umbrella purchase for 13 of its leased facilities.
(2) The tax effect of U.S. related adjustments was calculated using a 25.5% tax rate, determined based on a 21% federal statutory rate and a 4.5% blended state income tax rate.